EXHIBIT 3.1

ULURU INC.

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK

ULURU Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by action of the Board of Directors of the Corporation (the “Board”) on February 22, 2017 in accordance with the provisions of its Amended and Restated Articles of Incorporation (as amended, the "Articles of Incorporation") and bylaws and section 78.390 of the Nevada Revised Statutes (as amended, the “Nevada Revised Statues”.

WHEREAS, the Corporation is authorized pursuant to its Articles of Incorporation to issue up to 20,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, of which 1,000 shares have been designated as Series A Preferred Stock, none of which are issued or outstanding (the “Series A Preferred Stock”);

WHEREAS, the Articles of Incorporation expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to designate and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to designate a new series of Preferred Stock and fix the number of shares to be included in such new series and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1. Designation.  There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be 1,250.  The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2. Defined Terms.  For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Threshold” means, at any given time, the number of duly authorized but unissued shares of Common Stock as shall at that time be sufficient to effect (a) the conversion of all outstanding shares of Series B Preferred Stock and other Convertible Securities, plus (b) the exercise of any Options.

“Conversion Threshold Event” has the meaning set forth in Section 7.1.

“Convertible Securities” means any securities, including preferred stock, warrants, convertible promissory notes, (directly or indirectly), exercisable for, convertible into or exchangeable for Common Stock or securities that that are convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” means $0.04 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

“Date of Issuance” means, for any share of Series B Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Deemed Liquidation Event” has the meaning set forth in Section 5.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Consideration” has the meaning set forth in Section 5.1.

“Liquidated Damages” has the meaning set forth in Section 7.2.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any share of Series B Preferred Stock on any given date, the greater of (i) $4,000 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or similar transaction with respect to the Series B Preferred Stock) plus any dividends declared but not paid thereon, or (ii) such amount per share as would have been payable had all shares been converted into Common Stock pursuant to Section 7 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

“Mandatory Conversion” has the meaning set forth in Section 7.1.

“Mandatory Conversion Expiration” has the meaning set forth in Section 7.1.

“Optional Conversion” has the meaning set forth in Section 7.2.

“Options” means any options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Purchase Agreement” has the meaning set forth in Section 5.1.

“Purchasers” has the meaning set forth in Section 5.1.

“SEC” means the United States Securities Exchange Commission.

“Series B Original Issue Price” means $4,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Series B Preferred Stock” has the meaning set forth in Section 1.

3. Rank.  The Series B Preferred Stock will rank (i) pari passu with the Common Stock and the Series A Preferred Stock with respect to dividends and (ii) senior to the Common Stock and the Series A Preferred Stock with respect to rights upon a Liquidation.

4. Dividends.

4.1 Accrual and Payment of Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Designation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the sum of (i) any dividends previously declared but unpaid on the Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 4.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

4.2 Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends declared but unpaid with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series B Preferred Stock held by each such holder.

5. Liquidation.

5.1 Liquidation; Deemed Liquidation Event

(a) Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation Event, a “Liquidation”), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock, Series A Preferred Stock or any other class of capital stock or Convertible Securities, by reason of their ownership thereof, an amount equal to the Liquidation Value of all shares of Series B Preferred Stock held by such holder, plus any dividends declared but unpaid on all such shares of Series B Preferred Stock.  Following the distribution in full of the Liquidation Value to each outstanding share of Series B Preferred Stock, the remaining assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and the Series A Preferred Stock.

(b) Deemed Liquidation.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the Series B Preferred Stock elect otherwise by written notice sent to the Corporation (which election may be made or not made in their sole and absolute discretion) at least five (5) days prior to the effective date of any such event:

(i)
A merger or consolidation in which the Corporation is a constituent party, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii)
The acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty one percent (51%) of the voting power of the surviving or acquiring entity substantially in the same proportion as their ownership of the Corporation; or

(iii)
The sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned subsidiary of the Corporation.

Upon the consummation of any such Deemed Liquidation Event, the holders of the Series B Preferred Stock shall, in consideration for cancellation of their shares of Series B Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series B Preferred Stock under Section 5.1(a) hereof.  Notwithstanding anything to the contrary in this Section 5.1, the transactions contemplated by that certain Note, Warrant and Preferred Stock Purchase Agreement, dated February 24, 2017 (the “Purchase Agreement”), between the Corporation and the purchasers identified therein (the “Purchasers”) shall not be a Deemed Liquidation Event.

5.2 Insufficient Assets.  If upon any Liquidation (or Deemed Liquidation Event) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, then such assets will be distributed among the holders of the shares of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

5.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board; provided, however, that any shares of capital stock shall be valued based on:

(a) if traded on a securities exchange registered with the SEC or traded on a market that requires that participating companies be current in their reporting under the Exchange Act, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or market, as the case may be, over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(b) if actively traded in any other market (which shall mean greater than $50,000 in dollar volume traded per day, determined by multiplying the number of shares traded per day by the daily volume weighted average price as reported by Bloomberg L.P.), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day calendar period ending three (3) days prior to the closing of such transaction; or

(c) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

5.4 Allocation of Escrow. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive transaction agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the "Initial Consideration") shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5.1 and 5.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation or the acquiring entities upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5.1 and 5.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.5 Notice.

(a) Notice Requirement.  In the event of any Liquidation (or Deemed Liquidation Event), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series B Preferred Stock written notice of the proposed action.  Such written notice shall describe the material terms and conditions of such proposed action, including (i) a description of the stock, cash and property to be received by the holders of shares of Series B Preferred Stock upon consummation of the proposed action, (ii) the anticipated closing date of such proposed action and (iii) a copy of each definitive agreement related to such proposed action.  If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Preferred Stock of such material change.

6. Voting.

6.1 Voting Generally.  Each holder of outstanding shares of Series B Preferred Stock shall be entitled to vote (i) with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), and (ii) with respect to any non-waivable provisions of governing law or by the provisions of Section 5.1(b) and Section 8 below that require a separate vote of the holders of the Series B Preferred Stock, with holders of the Series B Preferred Stock, voting together as a separate and single class, with respect to any and all matters presented to the holders of the Series B Preferred Stock for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share of Series B Preferred Stock is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent.  Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

6.2 Other Special Voting Rights.  Except as required by non-waivable provisions of governing law (with any provisions subject to waiver being waived hereby) or as set forth herein, the holders of shares of Series B Preferred Stock will have no other special voting rights.

7. Conversion.

7.1 Conversion.

(a) Optional Conversion. Subject to the provisions of this Section 7, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time in whole or in part, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price in effect at the time of conversion; provided, that no holder of shares of Series B Preferred Stock shall be entitled to convert such share to the extent that the conversion of such share of Series B Preferred Stock would require the issuance of a number of shares of Common Stock that then exceed the number of authorized but unissued shares of Common Stock as of the date of such conversion.

(b) Mandatory Conversion. Subject to the provisions of this Section 7, if on or prior to the date that is one hundred and ninety (190) days following the initial date of issuance of the Series B Preferred Stock (the “Mandatory Conversion Expiration”), a Conversion Threshold Event, as defined below, occurs, each and every outstanding share of Series B Preferred Stock held by stockholders shall automatically convert, without the payment of additional consideration by the holder thereof or any action by the Corporation or holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the (i) Series B Original Issue Price, and (ii) by the then applicable Conversion Price (the “Mandatory Conversion”).  A “Conversion Threshold Event” shall have occurred upon the occurrence of (1) the amendment by the Corporation of the Articles of Incorporation, as amended and restated, in accordance with the terms and conditions required by the Articles of Incorporation and the Nevada Revised Statutes to increase the authorized shares of Common Stock to a number equal to or greater than the Conversion Threshold, and (2) the Corporation receives aggregate gross proceeds of at least four million dollars ($4,000,000) upon the sale of shares of capital stock of the Corporation pursuant to one or more of the following: (x) the Purchase Agreement, (y) the Secondary Placement (as defined in the Purchase Agreement) or (z) the Backstop Agreement dated February 24, 2017 among Bradley Sacks, the Corporation and Velocitas Partners LLC. The Conversion Price shall be subject to adjustment as provided in Section 7.4 below.

7.2 Procedures for Conversion; Effect of Conversion

(a) Procedures for Optional Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, an indemnity bond in form and amount requested by the transfer agent of the Corporation and a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "Optional Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Optional Conversion Time but in no event later than four (4) business days, (i) issue and deliver (or cause its transfer agent to issue or deliver) to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

(b) Procedures for Mandatory Conversion.  If a Conversion Threshold Event occurs on or prior to the Mandatory Conversion Expiration in accordance with Section 7.1(b), all outstanding shares of Series B Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to Section 7.1 as of the consummation of the Conversion Threshold Event without any further action by the relevant holder of such shares of Series B Preferred Stock or the Corporation.  As promptly as practicable following such Conversion Threshold Event (but in any event within ten (10) days thereafter), the Corporation shall send each holder of shares of Series B Preferred Stock written notice of the Conversion Threshold Event and the date of the Mandatory Conversion.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within four (4) business days thereafter) deliver to the relevant holder a certificate in such holder's name for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable shares of Series B Preferred Stock.

(c) Effect of Conversion.  All shares of the Series B Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares of Series B Preferred Stock shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reauthorized or reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(d) Liquidated Damages. In the event that shares issuable upon conversion are not delivered to an express courier addressed to the holder within seven (7) full business days following the Corporation’s receipt of certificates representing all converted shares owned by the holder (duly endorsed to the extent required hereunder), the Corporation shall pay all damages and losses relating to such failure to deliver shares (the “Liquidated Damages"). Liquidated Damages shall include, without limitation, $100 per day after the above seven (7) day period for each 100,000 shares of Common Stock issuable upon such conversion (or increments thereof).

7.3 No Charge or Payment.  The issuance of certificates for shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to Section 7.1. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

7.4 Adjustment to Conversion Price and Number of Conversion Shares.  The Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.4.

(a) Adjustment for Dividends, Stock Splits and Combinations.  If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately decreased.  Any adjustment under this Section 7.4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b) Adjustment for Reorganization, Reclassification, Consolidation or Merger.  Subject to the provisions of Section 5.1(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 7.4(a)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock

(c) Certificate as to Adjustment.

(i)
As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)
As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series B Preferred Stock held by such holder.

(d) Notices.  In the event:

(i)
that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)
of any capital reorganization of the Corporation, any reclassification of the Common Stock, any Liquidation (including a Deemed Liquidation Event) or any other consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (a) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (b) the effective date on which such Liquidation (including a Deemed Liquidation Event), reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

7.5 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

8. Protective Provision.  So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

8.1 amend, alter or repeal any provision of the Articles of Incorporation (including this Certificate of Designation) or Bylaws of the Corporation, as amended in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock in any respect;

8.2 increase or decrease the authorized number of shares of Series B Preferred Stock;

8.3 designate or issue any new series of Preferred Stock;

8.4 (i) reclassify, alter or amend any existing capital stock of the Corporation that is pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing capital of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege, or (iii) otherwise alter the amount of shares or rights of shares of Common Stock issuable upon conversion of the Series B Preferred Stock;

8.5 issue any Preferred Stock or otherwise create, or authorize the creation of, or issue any Preferred Stock; or

8.6 enter into any contract providing for obligations of the Corporation with respect to any of the foregoing matters.

9. Miscellaneous

9.1 Notices.  Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

9.2 Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that any authorized office of the Corporation be and hereby is authorized and directed to prepare and file this Certificate of Designation with the Nevada Secretary of State in accordance with the forgoing resolution and the applicable provisions of law.